Ex. 99.1

Leo Pareja Named Chief Executive Officer of AGNT;

Founder Glenn Sanford to Continue as Chairman of the Board

Glenn Sanford, who built AGNT, Inc. into a global, agent-centric platform, will remain Chairman of the Board, focused on the Company's long-term vision; Leo Pareja will lead its next chapter of growth as CEO

BELLINGHAM, Wash. — October 8 2026 — AGNT, Inc. (Nasdaq: AGNT), formerly eXp World Holdings, Inc., (the “Company,” “AGNT” or “we”), the holding company for eXp Realty®, NextHome, Inc., FrameVR.io and SUCCESS® Enterprises, announced that effective immediately, Leo Pareja, who has served as Chief Executive Officer of eXp Realty since 2024, has been named Chief Executive Officer of AGNT. Pareja succeeds Glenn Sanford, who founded the Company in 2009 and reimagined what a real estate brokerage could be. Sanford will continue to serve AGNT as Chairman of the Board of Directors, guiding the long-term vision of the company.

This leadership transition marks the next phase of its growth strategy as the Company continues to scale and expand its presence locally and internationally.

“Building this company from the ground up and watching our vision for a better, agent-centric model of real estate grow into the global, AI-native, multi-model platform it is today has been the privilege of my career,” said Glenn Sanford, Founder of AGNT, Inc. “After nearly two decades leading this company, I believe now is the right time to take the next step in our evolution. Leo has earned this moment. He's been instrumental in moving our model into the AI-native era, and I've seen firsthand his commitment to our agents, our people, and our shareholders. He built a successful real estate platform before joining us in 2022, so he understands firsthand the work our agents put in every day as entrepreneurs. As Board Chairman and an AGNT shareholder, I have complete confidence in Leo and in what's ahead.”

“Glenn built something the industry said couldn't work – a company owned by the agents who power it – and turned it into a global, AI-native platform that's redefining what real estate can be. I don't take that legacy lightly,” said Leo Pareja, Chief Executive Officer of AGNT, Inc.

“My focus now is making sure every agent on our platform has the tools, the technology, and the ownership stake to compete and win in an AI-native market. We're not just adapting to where the industry is headed, we're building the infrastructure for it. That's the work ahead, and I'm ready for it,” Pareja added.

“Glenn’s vision and leadership guided AGNT to the cloud-based industry leadership position we enjoy today, and our agents, owners, employees, and shareholders are all beneficiaries,” said Randall Miles, Vice Chairman of the AGNT Board of Directors. “As Chairman, Glenn will continue to guide our long-term strategy and the company will keep benefiting from his expertise well into the future. This transition is the product of years of deliberate, thoughtful succession planning by our Board, which voted unanimously to appoint Leo as our next Chief Executive Officer. He is a results-driven leader with a deep understanding of our business and our agent-centric model. We are confident Leo is the right person to lead AGNT forward and can’t wait to see him build on that track record as he assumes his expanded role.”

Leo Pareja Biography

Leo Pareja has served as Chief Executive Officer of eXp Realty since April 2024, having previously held the roles of Chief Strategy Officer and President of Affiliated Services. In that capacity, he helped launch Revenos and drive key enhancements to eXp Solutions, strengthening the Company's value proposition for agents. In May 2026, Pareja led the Company's acquisition of NextHome, Inc., marking its first expansion into franchising and the shift to the multi-model platform that today trades on Nasdaq under the ticker AGNT.

Pareja brings more than 20 years of real estate experience to the role. Before joining the Company in 2022, he co-founded Remine, Inc. in 2016, serving as CEO and President until its acquisition by MLS Technology Holdings, LLC in 2021; under his leadership, Remine's MLS technology suite grew to serve more than one million real estate professionals across North America. Earlier in his career, Pareja built one of the industry's top-producing real estate teams and was recognized on RealTrends' The Thousand, NAHREP's Top 250 and Realtor® Magazine's 30 Under 30, and has been named six times to the Swanepoel Power 200 list of influential residential real estate leaders.

Pareja has also been a longtime advocate for the industry, serving as founding president of NAHREP's Metro D.C. chapter and later as the organization's national president. He is a graduate of George Mason University, where he earned his B.A. in Integrated Studies.

About AGNT, Inc.

Built by Agents. Built for Agents. AGNT, Inc. (Nasdaq: AGNT) is the global parent company of eXp Realty®, the most agent-centric™ real estate brokerage on the planet, NextHome, Inc., an award-winning national real estate franchise, FrameVR.io, a virtual collaboration platform, and SUCCESS® Enterprises, a leading personal development and media brand for entrepreneurs. Together, the AGNT platform provides a world-class multi-model operating system empowering independent agents, franchise owners, and team leaders across the Americas, Europe, the Middle East, Asia Pacific, and South Africa. As a publicly traded company, AGNT prioritizes transparency, innovation, and long-term value for agents, franchise owners, staff, and shareholders.

Safe Harbor and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s and its management’s current expectations, but involve known and unknown risks and uncertainties that could impact actual results materially. These statements include, but are not limited to, statements regarding the Company’s leadership transition, including the anticipated benefits of the transition to the Company, its agents, franchise owners and shareholders; Mr. Pareja’s and Mr. Sanford’s respective roles and expected contributions to the Company’s strategy, growth and operations; and the Company’s future business, financial condition and operating performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include the Company’s ability to execute and manage the leadership transition successfully and without disruption to its business, operations or strategic plans; general economic conditions and conditions in the real estate industry; competitive pressures; the Company’s ability to execute its growth and technology strategies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Quarterly Reports on

Form 10-Q and Annual Report on Form 10-K. We do not undertake any obligation to update these statements except as required by law.

Media Contact
AGNT, Inc.
mediarelations@agnt.inc

Investor Relations
Denise Garcia
investors@agnt.inc